EXHIBIT 10.9

FIRST-CITIZENS BANK & TRUST COMPANY
LONG-TERM INCENTIVE PLAN

Long-Term Incentive Plan Award Agreement

Name of Participant:    ________________________________
Grant Date:     ________________________________
Performance Period:    ________________________________

THIS AGREEMENT (“Agreement”), made effective the ___ day of ______________, ______, between First-Citizens Bank & Trust Company (the “Company”), and ________________________, an employee of the Company or an affiliate (the “Participant”).

RECITALS:

In furtherance of the purposes of the First-Citizens Bank & Trust Company Long-Term Incentive Performance Plan, as it may be hereafter amended (the “Plan”), and in consideration of the services of the Participant and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

1.Incorporation of Plan. The rights and duties of the Company and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, a copy of which is delivered herewith or has been previously provided to the Participant and the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.

2.Performance Award. Subject to the terms of this Agreement and the Plan, the Company hereby grants the Participant a long-term incentive compensation opportunity (the “Award”) in accordance with the following provisions, it being understood that all or a portion of the Award, is predicated on the closing of the pending merger transaction with CIT Group Inc.:

(a)The Award shall equal the annualized rate of salary of the Participant in effect on the Grant Date, multiplied by the percentage (the “Award Percentage”) determined in accordance with the following table based upon the rate of growth (the “TBV+D Growth Rate”) in Tangible Book Value per share of the Company (“TBV”) plus cumulative dividends per share paid during the Performance Period:

TBV+D Growth Rate	Award Percentage
Threshold Level: [ ]%	[ ]%
Target Level: [ ]%	[ ]%
Stretch Level: [ ]%	[ ]%

(b)For this purpose, the TBV+D Growth Rate for the Performance Period shall be determined by the Committee in accordance with the following formula:

(Ending TBV minus Beginning TBV) plus cumulative Dividends
Beginning TBV

    (c)    The TBV at the beginning and ending of the Performance Period shall be determined by reference to the audited financial statements of the Company. If the TBV+D Growth Rate does not at least equal the Threshold Level, no Award will be earned by the Participant for the Performance Period. If the TBV+D Growth Rate exceeds the Threshold Level but not the Target Level, or exceeds the Target Level but not the Stretch Level, then the Award Percentage earned will be interpolated by the Committee from the table above. A TBV+D Growth Rate in excess of the Stretch Level will not result in an increase in the Award Percentage.

3.Vesting of Award. Subject to the terms of the Plan and the Agreement, the Award shall be 100% vested and earned on January 1 following the ending of the Performance Period (the “Vesting Date”). The Committee has sole authority to determine whether and to what degree the Award has vested and is payable and to interpret the terms and conditions of this Agreement and the Plan.

4.Forfeiture of Award. Except as may otherwise be provided in the Plan or this Agreement (including but not limited to the provisions of Section 5(b) herein), in the event that the employment of the Participant with the Company or an affiliate terminates for any reason and the Award has not vested pursuant to Section 3, then the Award shall be forfeited immediately upon such termination, and the Participant shall have no further right with respect to the Award. The Committee (or its designee, to the extent permitted under the Plan) shall have the sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of employment. The Participant expressly acknowledges and agrees that, except as otherwise provided in this Agreement, the termination of the Participant’s employment shall result in forfeiture of the Award and any underlying payout to the extent the Award has not vested as of the Participant’s termination of employment date.

5.Award Payout.

(a)The Award shall be paid in cash following the determination of the amount, if any, of the Award earned by the Participant during the Performance Period, but in no event later than 90 days following the last day of the Performance Period.

(b)If the Participant dies, retires, becomes disabled, is assigned to a different position, is granted a leave of absence, or if the Participant's employment is otherwise terminated (except for cause) by the Company during the Performance Period, a pro rata share of the Participant's Award based on the period of actual participation may, at the Committee's discretion, be paid after the end of the Performance Period if and to the extent that it would have become earned and payable had the Participant's employment status not changed during the Performance Period.

6.No Right of Continued Employment. Neither the Plan, this Agreement, nor the Award shall confer upon the Participant any right to continue in the employment of the Company or an affiliate or to interfere in any way with the right of the Company or an affiliate to terminate the Participant’s employment at any time. Except as otherwise expressly provided in the Plan or this Agreement, or as determined by the Committee, all rights of the Participant with respect to the Award shall terminate upon termination of the employment of the Participant with the Company or an affiliate.

7.Nontransferability of Award. The Award, and any Award payout, shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. The designation of a beneficiary in accordance with the Plan procedures does not constitute a transfer.

8.Superseding Agreement; Binding Effect. This Agreement supersedes any statements, representations or agreements of the Company with respect to the grant of the Award or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns. This Agreement does not supersede or amend any non-competition agreement, non-solicitation agreement, employment agreement, consulting agreement or any other similar agreement between the Participant and the Company, including, but not limited to, any restrictive covenants contained in such agreements.

9.Governing Law. Except as otherwise provided in the Plan or herein, this Agreement shall be construed and enforced according to the State of North Carolina, without regard to conflicts of laws provisions of any state, and in accordance with applicable federal laws of the United States.

10.Amendment and Termination. Subject to the terms of the Plan, this Agreement may be amended, altered and/or terminated only by written agreement of the parties hereto. Notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and this Agreement, without the consent of Participant, to the extent necessary to comply with applicable laws or changes to applicable laws (including but not limited to Code Sections 162(m) and 409A, and federal securities laws), or to reduce or eliminate the amount of the Award as provided in Section 13 of this Agreement.

11.Withholding; Tax Matters.

(a)The Company shall report all income and withhold all required, local, state, federal, foreign income and other taxes and any other amounts required to be withheld by any governmental authority or law from any amount payable in cash with respect to the Award.

(b)The Company has made no representations or warranties to the Participant with respect to the tax consequences (including but not limited to the income tax consequences) related to the Award or the payout, if any, pursuant to the Award, and the Participant is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Award and that the Participant should consult a tax advisor. The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

12.Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement shall be final and binding.

13.Adjustment of Award. The Committee shall have the unilateral discretion to reduce or eliminate the amount of the Award, including an Award otherwise earned and payable pursuant to the terms of the Plan.

14.Clawback.  At the discretion of the Committee and based upon the terms of the Incentive Compensation Policy, a Participant may be obligated to forfeit future incentives or to repay the Bank all or any portion, of any performance based compensation previously paid if a) an accounting restatement occurred due to a material non-compliance of any financial reporting requirement under the Federal securities laws, through intentional misconduct or if incorrectly calculated without misconduct or b) a discovery was made that a performance metric or calculation used in determining performance-based compensation was materially inaccurate or c) a significant violation of the Bank's Code of Ethics, as determined by the Independent Directors of the Committee resulted in financial or reputational impact for the Bank. The Incentive Compensation Policy may be amended from time to time, or as otherwise required by law or applicable stock exchange listing standards.  Each Participant, by accepting an Award pursuant to the Plan, agrees to repay the full amount required under this Section 14  at such time and in such manner as the Committee shall determine in its sole discretion and consistent with applicable law.

15.Notices. Except as may be otherwise provided by the Plan or determined by the Committee, any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, at the Company's principal office.

16.Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.Right of Offset. Notwithstanding any other provision of the Plan or the Agreement, the Company may reduce the amount of any payment or benefit otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to the Company or an affiliate, and the Participant shall be deemed to have consented to such reduction.

18.Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

[Signatures on the following page.]

IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Company and by the Participant effective as of the day and year first above written.

FIRST-CITIZENS BANK & TRUST COMPANY

By: ________________________________________
Printed Name: _______________________________
Title: _______________________________________

PARTICIPANT

Signed:     _____________________________________
Printed Name: ________________________________